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                                                                  Exhibit 10.58


                            [INFORMIX LETTERHEAD]




July 12, 1999

Mr. Charles W. Chang
2335 Silver Breeze Court
San Jose, CA 95138

Dear Charlie:

We are very pleased that you are considering joining us at Informix Software, Inc., "Company". The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Vice President & General Manager-Data Warehouse, reporting to Jean-Yves Dexmier, Executive Vice President, Field Operations.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $325,000 per year and shall be paid in equal semi-monthly installments.

You will also be eligible for an Executive Bonus. Your target incentive will be $146,000. Two-thirds of your target incentive will be based on the Data Warehousing Executive Bonus Plan and one-third on the Informix Executive Incentive Compensation Plan.

It will be recommended to the Board of Directors that you receive a non-qualified stock option under the Informix Corporation Employee Stock Plan to acquire 300,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. You, of course, will be under no obligation to exercise any stock options which may be granted to you.

Upon acceptance of this offer, you will be given a Change of Control Agreement as outlined in Exhibit A. In the event of a Change in Control or if the Company decides to terminate your employment for other than cause, you will be entitled to receive as severance an amount equal to six months base salary. In the event the Board of Directors adopts a more generous severance package for Executive Officers, you will receive that package.


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[INFORMIX LETTERHEAD]



Page 2 of 3

Letter to Mr. Charles W. Chang
July 12, 1999


This offer of employment is contingent upon the following:

     - Your signing of the Company's Employee Agreement for Non-Disclosure of Confidential Information, in the form attached.

     -  Your acceptance of this offer by signing this letter below.

     -  Your signing of the enclosed W-4 form.

     - Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. Such proof includes either
        1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, and unexpired foreign passport with attached employment authorization or an alien registration card with photograph: OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a U.S. birth certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents.
        You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days, the company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company. The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Vice President of Human Resources or the President of the Company.

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Page 3 of 3
Letter to Mr. Charles W. Chang
July 12, 1999

I am looking forward to your acceptance of this offer. This offer will remain valid until July 16, 1999. Please acknowledge your acceptance by signing and dating this letter and returning it to us before July 16, 1999. In addition, please complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.

/s/ Susan Daniel

Susan Daniel
Vice President, Human Resources

By Fax w/o Enclosures

By Federal Express w/Enclosures
   1. Non-Disclosure Form
   2. I-9 Form
   3. W-4
   4. Employment Application

AGREED ON THE 16 DAY OF JULY, 1999

ANTICIPATED START DATE: JULY 30, 1999

SIGNED: /s/ Charles W. Chang